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EXHIBIT 3.1

FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF THE STATE OF NEVADA

NOV 05 1997
Dean Heller Secretary of State
NO. C. 24536-97

                   ARTICLES OF INCORPORATION

                               OF

                 INFO CENTER INTERNATIONAL INC.

                           ARTICLE I

     The name of the corporation is Info Center International Inc. (the "Corporation").

                           ARTICLE II
          The amount of total authorized capital stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock, each with $0.001 par value, and 1,000,000 shares of preferred stock, each with $0.01 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

                          ARTICLE III

     The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the State of Nevada. The number of members of the Board of Directors shall be set in accordance with the Company's Bylaws; however, the initial Board of Directors shall consist of one member. The name and address of the person who shall serve as the director until the first annual meeting of stockholders and until his successors are duly elected and qualified is as follows:

Name                Address

Bill Marshall       16875 Terrace Road
                    Winfield, British Columbia
                    Canada V4V 1B2

                           ARTICLE IV

     The name and address of the incorporator of the Corporation is Craig A. Stoner, 455 Sherman Street, Suite 300, Denver, Colorado
80203.

                           ARTICLE V

     To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

                           ARTICLE VI

     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

                          ARTICLE VII

     The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

                          ARTICLE VIII

     Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

                           ARTICLE IX

     The initial resident agent of the Corporation shall be the Corporation Trust Company of Nevada, whose street address is 1 East 1st Street, Reno, Nevada 89501.

                           ARTICLE X

     The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

                           ARTICLE XI

     The purposes for which the Corporation is organized and its powers are as follows:

          To engage in all lawful business; and

          To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

                          ARTICLE XII

     One-third of the votes entitled to be cast on any matter by each shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.





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                          ARTICLE XIII

     The holder of a bond, debenture or other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 29th day of October, 1997.

                         BY:  /s/ Craig A. Stoner
                              Craig A. Stoner
                              Incorporator


STATE OF COLORADO        )
CITY AND                 ) ss.
COUNTY OF DENVER         )

     Personally appeared before me this 29th day of October, 1997, Craig A. Stoner who, being first duly sworn, declared that he executed the foregoing Articles of Incorporation and that the statements therein are true and correct to the best of his knowledge and belief.

     Witness my hand and official seal.

                         /s/ Nancy A. Parks
                         Notary Public

                         Address:
                         455 Sherman Street
                         Suite 300
                         Denver, CO   80237

My commission expires:

10/26/98

SEAL